Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 3 dated February 14, 2025 relating to the Class A common shares, par value US$0.00005 per share, of CI&T Inc shall be filed on behalf of the undersigned.

BC GESTÃO DE RECURSOS LTDA By: /s/ Felipe Graner
Name: Felipe Graner
Title: Manager

BRASIL CAPITAL ADVISER LLC By: /s/ Christian Klotz
Name: Christian Klotz
Title: Sole Manager

ARY CERA ZANETTA NETO By: /s/ Ary Cera Zanetta Neto

ANDRE CARVALHAES RIBEIRO By: /s/ Andre Carvalhaes Ribeiro